Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


Savings Plan Committee
The Gillette Company Employees' Savings Plan


We consent to incorporation by reference herein of our report dated April 1, 1994 relating to the statements of net assets available for plan benefits of The Gillette Company Employees' Savings Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1993 and the supplemental schedule of assets held for investment purposes as of December 31, 1993, which appears in the December 31, 1993 annual report on Form 11-K of The Gillette Company Employees' Savings Plan.




					KPMG PEAT MARWICK LLP
					KPMG Peat Marwick LLP


Boston, Massachusetts
May 4, 1995